Exhibit 99.2

News For Immediate Release

Memorial Production Partners LP Announces Appointment of Robert A. Innamorati

to Board of Directors

HOUSTON, TEXAS, August 3, 2012—Memorial Production Partners LP (NASDAQ: MEMP) announced today that, effective August 3, 2012, Robert A. Innamorati has been appointed as an independent director to the Board of Directors of its general partner, Memorial Production Partners GP LLC.

Mr. Innamorati has served as President of Robert A. Innamorati & Co. Inc., a private investment and advisory firm, since 1995. He previously served as President of a privately-owned diversified investment company with assets in excess of $1.5 billion from 2007 until 2012. Mr. Innamorati also held positions with Banc One Capital Corporation, Drexel Burnham Lambert & Co. Inc. and Blyth Eastman Dillon & Co., Inc. He previously served for six years as a special agent with the United States Secret Service in Washington, D.C. and two years in the United States Marine Corps Reserves. Mr. Innamorati currently serves as a board member of The Texas Rangers Baseball Club where he serves as chairman of the compensation committee and is a member of the finance committee. Mr. Innamorati has also served as a board member for several private companies.

Mr. Innamorati received a B.S. in Finance from the McIntire School of Commerce and an MBA from the Darden Graduate School of Business Administration, both at the University of Virginia. He also graduated from the U.S. Treasury Department Law Enforcement Officer’s and U.S. Secret Service Schools.

“Robert brings over 30 years of investment and merchant banking experience and we are pleased that he has agreed to join our board of directors. His experience in finance will make him an excellent addition to our board and enhance the diverse expertise, knowledge, and skills of our directors,” said John A. Weinzierl, Chairman and Chief Executive Officer of Memorial Production Partners GP LLC.

Memorial Production Partners LP is a Delaware limited partnership that was formed to own and acquire oil and natural gas properties in North America. MEMP’s properties are located in South Texas and East Texas/North Louisiana and consist of mature, legacy onshore oil and natural gas reservoirs. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Contact

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com